UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K/A
CURRENT REPORT
Pursuant To Section 13 or 15 (d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 21, 2007
DEERFIELD CAPITAL CORP.
(Exact name of registrant as specified in its charter)

MARYLAND	32551 20	2008622

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6250 North River Road, 9th Floor, Rosemont, IL	60018

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (773) 380-1600
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note
     This Current Report on Form 8-K/A is filed as an amendment to the Current Report on Form 8-K dated December 21, 2007, filed by Deerfield Capital Corp. (“DFR”) with the Securities and Exchange Commission on December 28, 2007 (the “Original 8-K”), announcing the completion of DFR’s acquisition of Deerfield & Company LLC (“Deerfield”), the parent of DFR’s external manager, Deerfield Capital Management LLC (“DCM”). The information previously reported in the Original 8-K is hereby incorporated by reference into this Form 8-K/A. In addition to the other matters disclosed herein, this Form 8-K/A (i) amends Item 5.02 of the Original 8-K to include certain additional information in the description of Jonathan Trutter’s employment agreement, and to reflect Robert Grien’s current employment arrangement with DCM replacing the existing discussion related to Mr. Grien’s employment arrangement in its entirety and (ii) further amends Item 9.01 of the Original 8-K to provide financial statements and pro forma financial statements related to the Deerfield acquisition within 71 calendar days after December 28, 2007 pursuant to Items 9.01(a)(4) and 9.01(b)(2) of Form 8-K.
Item 2.06. Material Impairments.
     The management of DFR has concluded that material charges for impairment related to specific residential mortgage-backed securities, or RMBS, and asset-backed securities, or ABS, are required pursuant to generally accepted accounting principles applicable to DFR.
     On January 16, 2008, DFR concluded that an impairment charge is required with respect to certain available-for-sale RMBS and that the impairment should be recorded as of the fourth quarter of 2007. The impairment charge to earnings totaled approximately $75.5 million on approximately $3.4 billion of RMBS. These same RMBS investments had unrealized losses totaling approximately $59.0 million at September 30, 2007 resulting in an incremental reduction in book value of approximately $16.5 million or $0.25 per common and preferred share during the fourth quarter of 2007. This charge does not reduce taxable income.
     On January 16, 2008, DFR identified certain asset-backed securities held in Pinetree CDO Ltd. (“Pinetree”), with an unpaid principal balance of approximately $26.7 million, as being other-than-temporarily impaired based on updated cash flow projections, resulting in a charge to earnings in the fourth quarter of 2007 of approximately $14.6 million. This charge does not reduce taxable income. Pinetree was sold for a nominal amount in the fourth quarter of 2007 generating a gain on sale of approximately $3.0 million. This transaction also eliminates the previously reported difference between GAAP and economic book value which totaled $1.20 per share at September 30, 2007, as uneconomic losses in excess of the company’s investment in this entity will no longer be recognized in stockholders equity.
Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers..
Employment Agreement with Jonathan W. Trutter
     If Mr. Trutter’s employment is terminated by DCM without cause or by Mr. Trutter for good reason (as defined in the Trutter Employment Agreement), he will be entitled to receive (i) any earned but unpaid bonuses, (ii) base salary and guaranteed bonus the he would have received for the three years following the termination date and (iii) the retention bonus, which shall be paid within 90 days following June 25, 2009.
Employment Arrangement with Robert Grien
     Mr. Grien serves as president of DFR and as a managing director for DCM. Mr. Grien receives an annual base salary of no less than $400,000 and a guaranteed annual bonus of no less than $600,000. In addition, Mr. Grien is also eligible for bonuses under any other bonus arrangement. Mr. Grien is eligible to participate in DFR’s 2005 Stock Incentive Plan, with grants to be made at such times and in such amounts as determined by the Compensation Committee.
     Mr. Grien is subject to a number of restrictive covenants, including provisions relating to non-solicitation and confidentiality.
Item 7.01. Regulation FD Disclosure.
     In order to enhance investors’ understanding of the financial statements relating to the Deerfield acquisition filed in this Current Report on Form 8-K/A, attached hereto as Exhibit 99.4 is an analysis of Deerfield’s business and operations. Exhibit 99.4 is incorporated by reference herein.
     On January 16, 2008, DFR issued press release announcing fourth quarter 2007 portfolio changes. A copy of the press release is attached hereto as Exhibit 99.7 and incorporated by reference herein.
     The information in Item 7.01 of this Current Report on Form 8-K/A, including exhibits 99.4 and 99.7 furnished pursuant to Item 9.01, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities under that Section. Furthermore, the information in Item 7.01 of this Current Report on Form 8-K/A, including exhibits 99.4 and 99.7 furnished pursuant to Item 9.01, shall not be deemed to be incorporated by reference into the filings of DFR under the Securities Act of 1933.

Item 8.01. Other Events.
     The information contained in Item 2.06 of this Form 8-K/A is incorporated herein by reference. Further, RMBS available-for-sale securities totaling approximately $1.5 billion were sold in the fourth quarter to reduce leverage and boost liquidity. A net gain of approximately $1.5 million was recognized upon sale. Recent developments in the market for many types of mortgage products, including RMBS, have resulted in reduced liquidity for these assets. Although this reduction in liquidity has been most acute with regard to nonprime assets, there has been an overall reduction in liquidity across the credit spectrum of mortgage products. While we believe our current financing sources and cash flows from operations are adequate to meet our ongoing liquidity needs for the short-term, our investment strategy continues to focus on maintaining appropriate liquidity until the current market conditions subside. Depending on market conditions, we may have to sell additional investments in the future in order to preserve the appropriate level of liquidity.
Risk Factors
     Upon completion of DFR’s acquisition of Deerfield, DFR diversified its operations and also became subject to additional risks. The following sets forth the most significant factors that make an investment in DFR speculative or risky. If any of the risks described below actually occur, our business, financial condition or results of operations may suffer. As a result, the value of our Series A Preferred Stock and common stock could decline, and you may lose all or part of your investment.
Risks Related to Our Business Generally
We may change our investment strategy without stockholder consent, which may result in riskier investments and our board of directors does not approve each investment decision made by management.
     We have not adopted a policy as to the amounts to be invested in any of our asset classes, including securities rated below investment grade. We may change our investment strategy, including the percentage of assets that may be invested in any particular asset class, or in a single issuer, at any time, without the consent of or notice to our stockholders. Thus, we may invest in assets that are different from, and possibly riskier than, the investments described herein. A change in our asset allocation could result in our investing in asset classes different from those described herein. A change in our investment strategy may increase our exposure to interest rate risk, default risk and real estate market fluctuations, all of which could reduce our earnings, assets, stock price and our ability to pay dividends.
     We manage our portfolio pursuant to very broad investment guidelines. While our directors periodically review those guidelines and our portfolio, they do not review all of our proposed investments before they are made. In conducting their reviews, our directors may rely primarily on information provided to them by our management. Our management may use complex strategies, and transactions that may be difficult or impossible to unwind by the time they are reviewed by our directors. Our management has great latitude within the broad investment guidelines in determining the types of investments they make for us. Poor investment decisions could impair our ability to pay dividends and result in substantial losses.
We leverage our investments and incur other indebtedness, which may reduce our returns and our dividends.
     We leverage our investments through borrowings, generally through warehouse facilities, bank credit facilities, repurchase agreements, secured loans, securitizations (including the issuance of CDOs), loans to entities in which we hold interests in pools of assets, and other borrowings. We also incur other indebtedness from time to time such as our obligations resulting from the issuance of trust preferred securities and the issuance of approximately $74.0 million of two series of senior secured notes in connection with the Merger. We are not limited in the amount of leverage we may use. Our leverage amount at any given time varies depending on such factors as our ability to obtain credit facilities, the lenders’ and rating agencies’ estimate of the stability of our investments’ cash flow and market conditions for debt securities. Our return on investments and cash available for distribution to our stockholders may be reduced to the extent that changes in market conditions increase the cost of our financing relative to the income that can be derived from the assets acquired. Our debt service payments will reduce cash flow available for distributions to stockholders. We may not be able to meet our debt service obligations, thus risking the loss of some or all of our assets to foreclosure or sale to satisfy the obligations. We leverage certain of our assets through repurchase agreements. A decrease in the value of these assets may lead to margin calls, which we will have to satisfy. We may not have the funds available to satisfy any of these calls and may have to sell assets at a time when we might not otherwise choose to do so.
     Credit facility providers and other holders of our indebtedness may require us to maintain a certain amount of uninvested cash, to set aside unlevered assets sufficient to maintain a specified liquidity position to satisfy our collateral obligations or to maintain certain minimum net worth. Thus, we may not be able to leverage our assets as fully as we would choose, which could reduce our returns. If we are unable to meet these collateral obligations, our financial condition could deteriorate rapidly.

The current dislocations in the sub-prime mortgage sector, and the current weakness in the broader financial market, could adversely affect us and one or more of our lenders, which could result in increases in our borrowing costs, reductions in our liquidity and reductions in the value of the investments in our portfolio.
     The continuing dislocations in the sub-prime mortgage sector and the current weakness in the broader financial market could adversely affect one or more of the counterparties providing repurchase agreement funding for our AAA/agency mortgage-backed securities portfolio and could cause those counterparties to be unwilling or unable to provide us with additional financing. This could potentially limit our ability to finance our investments and operations, increase our financing costs and reduce our liquidity. This risk is exacerbated by the fact that a substantial portion of our repurchase agreement financing is provided by a relatively small number of counterparties. If one or more major market participants fails or withdraws from the market, it could negatively impact the marketability of all fixed income securities, including government mortgage securities, and this could reduce the value of the securities in our portfolio, thus reducing our net book value. Furthermore, if one or more of our counterparties are unwilling or unable to provide us with ongoing financing, we could be forced to sell our investments at a time when prices are depressed. If this were to occur, it could prevent us from complying with the real estate investment trust, or REIT, asset and income tests necessary to fulfill our REIT qualification requirements and otherwise materially harm our results of operations and financial outlook.
     Recent developments in the market for many types of mortgage products (including MBS) have resulted in reduced liquidity for these assets. Although this reduction in liquidity has been most acute with regard to subprime assets, there has been an overall reduction in liquidity across the credit spectrum of mortgage products.
     In addition, the liquidity of our portfolio may also be adversely affected by margin calls under our repurchase agreements. Our repurchase agreements allow the counterparties, to varying degrees, to determine a new market value of the collateral to reflect current market conditions. If a counterparty determines that the value of the collateral has decreased, it may initiate a margin call and require us to either post additional collateral to cover such decrease or repay a portion of the outstanding borrowing, on minimal notice. A significant increase in margin calls as a result of spread widening could harm our liquidity, results of operations, financial condition, and business prospects. Additionally, in order to obtain cash to satisfy a margin call, we may be required to liquidate assets at a disadvantageous time, which could cause us to incur further losses and adversely affect our results of operations, financial condition, and may impair our ability to maintain our current level of dividends.
Our failure to maintain an adequate alternative investment portfolio may impair our earnings and dividend potential.
     Our ability to generate an attractive dividend may depend on our ability to maintain our alternative asset portfolio. This in turn depends on our ability to identify and invest in such assets as well as our access to the financing of such assets on acceptable terms. Additionally, limitations resulting from our intent to continue to operate as a REIT may restrict our ability to invest in alternative investments. The availability of suitable alternative assets may be limited, and there is often active competition for these assets among investors.
     When we obtain financing of our alternative (and other) assets, lenders could impose restrictions on us that would reduce our ability to incur additional debt, our capability to make distributions to stockholders and our flexibility to determine our operating policies. Loan documents we execute might limit, among other things, our ability to repurchase stock, distribute more than a certain amount of our funds from operations, and employ leverage beyond certain amounts. If we cannot identify and acquire satisfactory alternative investments, our portfolio will be concentrated in a less diversified portfolio of RMBS investments, increasing our dependence on these investments.
We operate in a highly competitive market for investment opportunities.
     We compete for investments with various other investors—such as other REITs, public and private funds, commercial and investment banks and commercial finance companies. Many of our competitors are substantially larger than us and have considerably more financial and other resources. Other REITs may have investment objectives that overlap with ours, which may create competition for investment opportunities with limited supply.

Some competitors may have a lower cost of funds and access to funding sources that are not available to us, and may have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. The competitive pressures we face could impair our business, financial condition and results of operations. Also, as a result of this competition, we may not be able to take advantage of attractive investment opportunities from time to time.
We may be unable to complete securitization transactions.
     We may seek to securitize some of our assets to term fund an investment portfolio and free up cash for funding new investments. This is likely to involve creating a special-purpose vehicle, contributing a pool of our assets to the vehicle, and selling interests in the vehicle on a non-recourse basis to purchasers. We could retain all or a portion of the equity or rated debt tranches in the securitized pool of portfolio investments. We may need to finance our investments with relatively short-term credit facilities, until a sufficient quantity of securities is accumulated, with the intent of refinancing these facilities through a securitization such as a CDO issuance or other financing. However, we may not be able to acquire, during the period that our short-term facilities are available, a sufficient amount of eligible securities to maximize the efficiency of a CDO issuance.
     We also may not be able to obtain short-term credit facilities or to renew any such facilities after they expire, should we find it necessary to extend the facilities to allow more time to buy the necessary eligible securities for a long-term financing. The inability to renew the facilities may require us to seek more costly financing for our investments or to liquidate assets. In addition, conditions in the capital markets may make the issuance of a CDO impractical or impossible when we do have a sufficient pool of collateral. The inability to securitize our portfolio could hurt our performance. At the same time, the securitization of our portfolio investments might expose us to losses, as the equity and debt interests that we are likely to retain will tend to be risky and more likely to generate losses.
The use of CDO financings with over-collateralization requirements and other structural restrictions may reduce our cash flow.
     If we issue CDOs, we expect that their terms will generally include certain structural restrictions and requirements. One such requirement is generally that the principal amount of assets must exceed the principal balance of the related liabilities by a certain amount, commonly referred to as over-collateralization, and that if certain delinquencies or losses exceed specified levels, which will be established based primarily on the analysis by the rating agencies of the characteristics of the assets collateralizing the bonds, our ability to receive net income from assets collateralizing the obligations will be restricted. We cannot be certain that the over-collateralization tests or any other structural restrictions will be satisfied. In advance of completing negotiations with the rating agencies or other key transaction parties on our future CDO financings, we cannot be certain of the actual terms of the CDO, over-collateralization terms, cash flow release mechanisms or other significant factors regarding the calculation of net income to us. Failure to obtain favorable terms on these matters may hurt our performance.
An increase in our borrowing costs relative to the interest we receive on our assets may impair our profitability and thus our cash available for distribution to our stockholders.
     As our repurchase agreements and other short-term borrowings mature, we must either enter into new borrowings or liquidate certain of our investments at times when we might otherwise not choose to do so. An increase in short-term interest rates when we seek new borrowings would reduce the spread between our returns on our assets and the cost of our borrowings. This would reduce the returns on our assets which might reduce earnings and in turn cash available for dividends. We generally expect that the interest rates tied to our borrowings will adjust more rapidly than the interest rates tied to the assets in which we invest.
Declines in the market values of our investments may adversely affect financial results and credit availability, which may reduce earnings and thus cash available for dividends.
     On January 1, 2008, we adopted Statement of Financial Accounting Standards No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115.” We plan to carry all of our RMBS and all swaps previously designated as a hedge at fair value with changes in fair value recorded directly into earnings. As a result, a decline in their values may reduce the book value of our assets.
     A decline in the market value of our assets may adversely affect us, particularly where we have borrowed money based on the market value of those assets. In such case, the lender may require us to post additional collateral to support the borrowing. If we cannot post the additional collateral, we may have to liquidate assets at a time when we might not otherwise choose to do so. A reduction in credit available may reduce our earnings, liquidity and therefore cash available for dividends.
A decline in operating cash flow would impair our ability to maximize our dividend payout.
     As a REIT, we generally must distribute annually at least 90% of our REIT taxable income to our stockholders. Our ability to make and sustain cash distributions is based on many factors, some of which are beyond our control. Our ability to achieve attractive risk-adjusted returns depends on our ability both to generate sufficient cash flow to pay an attractive dividend and to achieve capital appreciation. We may be unable to do either, and we may not generate sufficient revenue from operations to pay our operating expenses or make or sustain dividends to stockholders.
Rapid changes in the values of our MBS and other real estate-related investments may make it more difficult for us to maintain our qualification as a REIT or exemption from the 1940 Act.
     If the market value or income potential of our MBS and other real estate-related investments declines as a result of increased interest rates, prepayment rates or other factors, we may need to increase our real estate investments and income or liquidate our non-qualifying assets in order to maintain our REIT qualification or exemption from the 1940 Act. If the decline in real estate asset values or income occurs quickly, this may be especially difficult to accomplish, and may be exacerbated by the illiquid nature of many of our non-real estate assets. We may have to make investment decisions that we otherwise would not make absent the REIT and 1940 Act requirements.
We may enter into warehouse agreements in connection with our planned investment in the equity securities of CDOs or DCM’s planned management of a CDO, and if the CDO investment is not consummated, the warehoused collateral will be sold and we may be required to bear any loss resulting from such sale.
     In connection with our investment in CDOs or DCM’s planned management of a CDO, we may enter into warehouse agreements with warehouse providers such as investment banks or other financial institutions, pursuant to which the warehouse provider will initially finance the purchase of the collateral that will be ultimately transferred to the CDO. DCM will typically select the collateral. If the CDO transaction is not consummated, the warehouse provider will liquidate the warehoused collateral and we may be required to pay any amount by which the purchase price of the collateral exceeds its sale price and may be liable for certain expenses associated with the warehouse or planned CDO, subject to any negotiated caps on our exposure. In addition, regardless of whether the CDO transaction is consummated, if any of the warehoused collateral is sold before the consummation, we may have to bear any resulting loss on the sale. The amount at risk in connection with the warehouse agreements supporting our investments in CDOs will vary and may not be limited to the amount that we have agreed to invest in the equity securities of the CDO. Although we would expect to complete the CDO transaction within about six to nine months after the warehouse agreement is signed, we cannot assure you that we would in fact be able to complete the transaction within the expected time period or at all.
We and DCM are the subject of information requests by the SEC in an investigation that could result in SEC proceedings against us or DCM.
     We and DCM have been directed to provide certain documents and other information to the SEC in connection with its investigation into certain practices associated with the offer, purchase or sale of Collateralized Mortgage Obligations and Real Estate Mortgage Investment Conduits and the creation of re-REMICS. The information relates to certain mortgage securities transactions effected by DCM for us in 2005 and 2006. DCM was first directed to provide information about the transactions pursuant to the SEC’s request letter to DCM of February 2007, at a time when the SEC’s investigation was informal. Following DCM’s production of information in response to that letter,

DCM received a second letter from the SEC, in June 2007, directing DCM to provide additional information about the transactions. DCM responded to that request. In December 2007, DFR received a subpoena from the SEC, in connection with the SEC’s formal investigation into the above practices, directing DFR to provide certain documents relating to the transactions. DFR is in the process of producing those documents. It is possible that we or DCM are or may become targets of the investigation or the subjects of an SEC enforcement or other proceeding relating to the transactions. In that event, we or DCM could be subject to significant monetary fines or other damages or penalties, and DCM could incur reputational damage as an investment manager, which could reduce its ability to retain existing clients or investors or obtain new clients or investors. In addition, the continuation of the investigation could reduce the amount of time and attention that management can provide to our business and generate legal costs.
Our business could be impaired if we are unable to attract and retain qualified personnel.
     As a self-managed company, we depend on the diligence, experience, skill and network of business contacts of our executive officers and employees for the evaluation, negotiation, structuring and monitoring of our investments. Our business depends on the expertise of our personnel and their ability to work together as an effective team. Our success depends substantially on our ability to attract and retain qualified personnel. In particular, we anticipate that it will be necessary for us to add investment professionals as we further diversify our investment products and strategies. Competition for employees with the necessary qualifications is intense and we may not be successful in our efforts to recruit and retain the required personnel.
     We cannot assure you that we will be able to recruit and retain the personnel we need. We have not had employees in the past and may not be successful in retaining our current employees. The inability to retain and recruit qualified personnel could affect our ability to provide an acceptable level of service to our clients and funds and our ability to attract new clients, including investors in our funds, which could have a material and adverse effect on our business.
Failure to procure adequate capital and funding would hurt our results and reduce the price of our stock and our ability to pay dividends.
     We depend upon the availability of adequate funding and capital for our operations. As a REIT, we generally must distribute annually at least 90% of our REIT taxable income to our stockholders, and therefore cannot retain significant amounts of our earnings for new investments. However, our taxable REIT Subsidiaries, or TRSs, such as Deerfield TRS Holdings, Inc., are able to retain their earnings for investment in new capital, subject to the REIT requirements which limit the relative value of TRS stock and securities owned by a REIT. The failure to secure acceptable financing could reduce our taxable income, as our investments would no longer generate the same level of net interest income due to the lack of funding or increase in funding costs. A reduction in our net income would impair our liquidity and our ability to pay dividends. We cannot assure you that any, or sufficient, funding or capital will be available to us in the future on terms that are acceptable to us. Therefore, if we cannot obtain sufficient funding on acceptable terms, there may be a negative impact on the market price of our common stock and our ability to make distributions.
We may in the future issue shares of additional capital stock, to raise proceeds for a wide variety of purposes, which could dilute and therefore reduce the value of our existing outstanding capital stock.
     We may issue shares of our capital stock, either in public offerings, private transactions or both, to raise additional capital. Such issuances could substantially dilute the stock of our existing stockholders without corresponding increase in value. We may raise capital for a wide variety of purposes, such as buying real estate assets to help our continued qualification as a REIT, implementing our business plan and repayment of indebtedness. Our management will have broad discretion over how we use the proceeds of any capital raise. We may not be able to raise capital at the time or times that we wish, in the amounts we wish, or on the terms or at the prices we consider favorable to us and our stockholders. As further described in these risk factors, we may not issue preferred stock that is senior to, or on par with, the Series A Preferred Stock with respect to dividends or liquidation rights without the consent of the holders of 80% of the shares of the Series A Preferred Stock. We may use the proceeds of any future offering in ways in which you disagree and that yield less than our expected return, or no return at all, which could result in substantial losses to us.
     Future classes of capital stock may impose, and our currently outstanding Series A Preferred Stock and trust preferred securities do impose, significant covenants and obligations on us and our operations. Failure to abide by such covenants or satisfy such obligations could trigger certain rights for the holders of such securities, which could have a material and adverse effect on us and impair our operating results.

Loss of our 1940 Act exemption would adversely affect us and reduce the market price of our shares and our ability to pay dividends.
     In order to be exempt from regulation under the 1940 Act, we must meet certain exclusions from the definition of an investment company. Because we conduct our business through wholly-owned subsidiaries, we also must ensure that each subsidiary so qualifies.
     To ensure that our main subsidiary, Deerfield Capital LLC, is not regulated under the 1940 Act, we must ensure that at least 55% of its assets consist of qualifying real estate assets and at least 80% of its assets consist of real estate-related assets (including qualifying real estate assets). And, we generally must ensure that each of our other subsidiaries meets this 55%/80% test or another 1940 Act test—namely, that the subsidiary does not publicly offer its securities and that each owner of the subsidiary is a qualified purchaser. Finally, to ensure that Deerfield Capital Corp. itself qualifies for an exclusion from regulation under the 1940 Act, we must ensure that no more than 40% of its assets, on an unconsolidated basis, excluding government securities and cash, are investment securities as defined in the 1940 Act.
     If we fail to satisfy the requirements in the 1940 Act to preserve our exemptions from regulation under the 1940 Act, we could be required to materially restructure our activities and to register as an investment company under the 1940 Act, which could impair our operating results.
Failure to develop effective business continuity plans could disrupt our operations and cause financial losses.
     We operate in an industry that is highly dependent on information systems and technology. We depend to a substantial degree on the availability of our office facilities and the proper functioning of our computer and telecommunications systems. Although we have established a significant disaster recovery program, a disaster, such as water damage to our office, an explosion or a prolonged loss of electrical power, could materially interrupt our business operations and cause material financial loss, regulatory actions, reputational harm or legal liability, which, in turn, could depress our stock price. Additionally, we cannot assure you that our information systems and technology will continue to be able to accommodate our growth, or that the cost of maintaining those services and technology will not materially increase from its current level. Such a failure to accommodate growth, or an increase in costs related to these information systems, could have a material and adverse effect on us.
We could incur losses due to trading errors.
     DCM could make errors in placing transaction orders for client accounts, such as purchasing a security for an account whose investment guidelines prohibit the account from holding the security, purchasing an unintended amount of the security, or placing a buy order when DCM intended to place a sell order, or vice-versa. If the transaction resulted in a loss for the account, DCM might be required to reimburse the account for the loss. Such reimbursements could be substantial. These errors could affect trades on behalf of DFR which could exacerbate the adverse financial impact on us.
Terrorist attacks and other acts of violence or war may affect the market for our stock, the industry in which we conduct our operations and our profitability.
     Terrorist attacks may harm our results of operations and your investment. We have no assurance that there will not be further terrorist attacks against the United States or U.S. businesses. These attacks or armed conflicts may directly impact the property underlying our ABS securities or the securities markets in general. These attacks could also severely harm our asset management operations. Losses resulting from these types of events are generally uninsurable.
     More generally, any of these events could reduce consumer confidence and spending or increase volatility in the United States and worldwide financial markets and economy. Adverse economic conditions could harm the value of the property underlying our ABS or the securities markets in general, which could reduce our operating results and revenues and increase the volatility of our holdings.
Risks Related to DFR’s Investment Portfolio
We may not realize gains or income from our investments.
     We seek to generate both current income and capital appreciation, but our assets may not appreciate in value (and may decline) and the debt securities may default on interest or principal payments. Accordingly, we may not be able to realize gains or income from our investments, and the gains that we do realize may not be enough to offset our losses. The income that we realize may not be sufficient to offset our expenses.
We have incurred substantial impairments of our assets and may incur significant impairments in the future.
Due to a variety of factors, including current adverse market conditions affecting the market for RMBS, we have incurred substantial impairments of our assets. These impairments have resulted in significant losses. Our assets, including our RMBS, may suffer additional impairments in the future causing us to recognize significant losses. Investors and lenders alike could lose confidence in the quality and value of our assets. These impairments, or the perception that these impairments may occur, can depress our stock price, harm our liquidity and materially adversely impact our results of operations. We may be forced to sell substantial assets at a time when the market is depressed in order to support or enhance our liquidity. Despite our need to sell substantial assets, we may be unable to make such sales on favorable terms or at all, further materially damaging our liquidity and operations. If we are unable to maintain adequate liquidity as a result of these impairments or otherwise, you could lose some or all of your investment.
Our investment portfolio is heavily concentrated in adjustable-rate residential mortgage-backed securities, or RMBS, and we might not be able to achieve or sustain a more diversified portfolio.
     As of September 30, 2007, 88.2% of our investment portfolio consisted of RMBS of which 78.4% are adjustable rate. One of our key strategic objectives is to achieve a more diversified portfolio of investments that delivers attractive risk-adjusted returns. We might not succeed in this respect, and even if we do, approximately 80% of our fully leveraged assets will likely be adjustable-rate RMBS. If we cannot achieve a more diversified portfolio, we will be particularly exposed to the investment risks that relate to investments in adjustable-rate RMBS, and we may suffer losses if those investments decline in value.
Our real estate investments are subject to risks particular to real property.
     We own assets secured by real estate and may own real estate directly. Real estate investments are subject to various risks, including:
•	declining real estate values, as is currently being experienced in many parts of the United States;

•	acts of God, including earthquakes, floods and other natural disasters, which may result in uninsured losses;

•	acts of war or terrorism, including the consequences of terrorist attacks, such as those that occurred on September 11, 2001;

•	adverse changes in national and local economic and market conditions;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	costs of remediation and liabilities associated with environmental conditions; and

•	the potential for uninsured or under-insured property losses.
     The occurrence of these or similar events may reduce our return from an affected property or investment and impair our ability to make distributions to stockholders.
The mortgage loans underlying our MBS are subject to delinquency, foreclosure and loss, which could result in losses to us.
     Residential mortgage loans are secured by single-family residential property. They are subject to risks of delinquency and foreclosure, and risks of loss. The ability of a borrower to repay a loan secured by a residential property depends on the income or assets of the borrower. Many factors may impair borrowers’ abilities and willingness to repay their loans, including economic recession, job loss and declining real estate values.

     Commercial mortgage loans are secured by multi-family or commercial property. They are subject to risks of delinquency and foreclosure, and risks of loss that can be greater than similar risks associated with loans made on the security of single-family residential property. The ability of a borrower to repay a loan secured by an income-producing property typically is dependent primarily upon the successful operation of the property rather than upon the existence of independent income or assets of the borrower. If the net operating income of the property is reduced, the borrower’s ability to repay the loan may be impaired. Such income can be affected by many factors.
     In the event of any default under a mortgage loan held directly by us, we will bear a risk of loss of principal to the extent of any deficiency between the value of the collateral and the principal and accrued interest of the mortgage loan. This could impair our cash flow from operations. In the event of the bankruptcy of a mortgage loan borrower, the loan will be deemed secured only to the extent of the value of the underlying collateral at the time of bankruptcy (as determined by the bankruptcy court). The lien securing the mortgage loan will be subject to the avoidance powers of the bankruptcy trustee or debtor-in-possession to the extent the lien is unenforceable under state law.
     Foreclosure of a mortgage loan can be expensive and lengthy. This could impair our anticipated return on the foreclosed mortgage loan. RMBS represent interests in or are secured by pools of residential mortgage loans and CMBS represent interests in or are secured by a single commercial mortgage loan or a pool of commercial mortgage loans. Accordingly, the MBS we invest in are subject to all of the risks of the underlying mortgage loans.

Our alternative investment portfolio includes debt of middle market companies.
Investment in middle market companies involves a number of significant risks, including:
•	these companies may have limited financial resources and may be unable to meet their obligations under their debt securities that we hold, which may be accompanied by a deterioration in the value of any collateral and a reduction in the likelihood of us realizing any guarantees we may have obtained in connection with our investment;

•	they typically have shorter operating histories, narrower product lines and smaller market shares than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;

•	they are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on our portfolio company and, in turn, on us; and

•	they generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position. In addition, our executive officers, directors and our investment adviser may, in the ordinary course of business, be named as defendants in litigation arising from our investments in the portfolio companies.
In addition, middle market companies may incur debt that ranks equally with, or senior to, our investments in such companies. Our investments in middle market companies consist primarily of mezzanine and senior debt securities. Middle market companies usually have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt securities in which we invest. By their terms, such debt instruments may provide that the holders thereof are entitled to receive payment of interest or principal on or before the dates on which we are entitled to receive payments in respect of the debt securities in which we invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a middle market company, holders of debt instruments ranking senior to our investment in that company would typically be entitled to receive payment in full before we receive any distribution in respect of our investment. After repaying such senior creditors, the company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt securities in which we invest, we would have to share on an equal basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant company. In addition, we may not be in a position to control any middle market company by investing in its debt securities. As a result, we are subject to the risk that the company in which we invest may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors.
We may invest in the equity and mezzanine securities of CDOs, and such investments involve various risks, including that CDO equity receives distributions from the CDO only if the CDO generates enough income to first pay the holders of its debt securities and its expenses.
     Our assets include the equity and/or mezzanine securities of two CDOs (Market Square CLO Ltd. and DFR Middle Market CLO Ltd.), as well as DCM’s investments in the equity securities of certain of the CDOs that it manages and we may buy equity securities of other CDOs. A CDO is a special purpose vehicle that purchases collateral (such as loans or asset-backed securities) that is expected to generate a stream of interest or other income. The CDO issues various classes of securities that participate in that income stream, typically one or more classes of debt instruments and a class of equity securities. The equity is usually entitled to all of the income generated by the CDO after the CDO pays all of the interest due on the debt securities and its expenses. However, there will be little or no income available to the CDO equity if there are defaults on the underlying collateral in excess of certain amounts or if the recoveries on such defaulted collateral are less than certain amounts. In that event, the value of our investment in the CDO’s equity could decrease substantially. In addition, the equity securities of CDOs are generally illiquid, and because they represent a leveraged investment in the CDO’s assets, their value will generally fluctuate more than the values of the underlying collateral.
We will lose money on our repurchase transactions if the counterparty to the transaction defaults on its obligation to resell the underlying security back to us at the end of the transaction term, or if the value of the underlying security has declined as of the end of that term or if we default on our obligations under the repurchase agreement.
     We obtain a significant portion of our funding through repurchase facilities. When we engage in a repurchase transaction, we generally sell securities to the transaction counterparty and receive cash from the counterparty. The counterparty is obligated to resell the securities back to us at the end of the term of the transaction, which is typically 30 to 90 days. Because the cash we receive from the counterparty when we initially sell the securities is less than the value of those securities (by the margin), if the counterparty defaulted on its obligation to resell the securities back to us we would incur a loss on the transaction equal to such margin (assuming no change in the value of the securities). We would also lose money on a repurchase transaction if the value of the underlying securities has declined as of the end of the transaction term, as we would have to repurchase the securities for their initial value but would receive securities worth less than that amount. Any losses we incur on our repurchase transactions could adversely affect our earnings and thus our dividend.
     Certain of our repurchase agreements include negative covenants that if breached, may cause our repurchase transactions to be terminated early, in which event our counterparty could terminate all repurchase transactions existing with us and make any amount due by us to the counterparty payable immediately. If we have to terminate outstanding repurchase transactions and are unable to negotiate new and acceptable funding terms, our liquidity will be impaired. This may reduce the amount of capital available for investing or reduce our ability to distribute dividends. In addition, we may have to liquidate assets at a time when we might not otherwise choose to do so. There is no assurance we would be able to establish suitable replacement facilities.

Increases in interest rates could reduce the value of our investments, which could result in losses or reduced earnings and reduce the cash available dividends.
     We invest indirectly in mortgage loans by purchasing MBS. Under a normal yield curve where long-term rates are higher than short-term rates, the market value of an investment in MBS will decline in value if long-term interest rates increase. Despite Fannie Mae, Freddie Mac or Ginnie Mae guarantees of certain of the MBS we own, those guarantees do not protect us from declines in market value caused by changes in interest rates, which may ultimately reduce earnings or result in losses to us, which may reduce cash available for distribution to our stockholders.
     A significant risk of our MBS investment is that both long-term and short-term interest rates will increase significantly. If long-term rates increased significantly, the market value of these MBS would decline and the duration and weighted average life of the investments would increase. We could realize a loss if the securities were sold. At the same time, an increase in short-term interest rates would increase the amount of interest owed on the repurchase agreements we may enter into in order to finance the purchase of MBS.
We remain subject to losses on our mortgage portfolio despite our strategy of investing in highly-rated and agency-issued MBS.
     A significant portion of our assets is invested in MBS that are either agency issued or rated investment grade by at least one rating agency. While highly-rated MBS are generally subject to a lower risk of default than lower credit quality MBS, and may benefit from third-party credit enhancements such as insurance or corporate guarantees, such MBS could be subject to credit losses. Furthermore, ratings may change over time as a result of a number of factors, including greater than expected delinquencies, defaults or credit losses, or a deterioration in the financial strength of corporate guarantors, any of which may reduce the market value of such securities. Furthermore, ratings do not take into account the reasonableness of the issue price, interest rate risk, prepayment risk, extension risk or other risks associated with such MBS. As a result, while we attempt to mitigate our exposure to credit risk in our mortgage portfolio on a relative basis by focusing on highly-rated MBS, we cannot completely eliminate credit risk in these instruments.
Some of our investments are recorded at values based on estimates of fair value made by management, and there is thus uncertainty as to the value of these investments.
     Some of our investments are securities that are not publicly traded. The fair value of such investments is not readily determinable. Depending on the accounting classification, these investments can be carried at fair value, lower of cost or market, or amortized cost with a loan loss reserve. Each of these carrying values is based on an estimate of fair value. Management reports estimated fair value of these investments quarterly. Because such valuations are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Our stock price could fall if our carrying values based on determinations of fair value of these investments are materially higher than the values that we ultimately realize upon their disposal.

The lack of liquidity in our investments may impair our results.
     We invest in securities that are not publicly traded. Some of these securities may be subject to legal and other restrictions on resale or may be less liquid than publicly traded securities for other reasons. This may make it difficult for us to liquidate such investments if the need arises. In addition, if we must liquidate all or a portion of our investments quickly, we may realize significantly less than the value at which we have previously recorded the investments. We may face other restrictions on our ability to liquidate an investment in a business entity if we have material non-public information regarding the issuer.
A prolonged economic slowdown, a recession or declining real estate values could impair our investments and harm our operating results.
     Many of our investments may be susceptible to economic slowdowns or recessions, which could lead to losses on those investments and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in lenders not extending credit to us, all of which could impair our operating results. Real estate values have been declining in many areas throughout the United States and such decline could spread further and accelerate, resulting in substantial losses.
Our interest rate hedging transactions may not completely insulate us from interest rate risk.
     We typically engage in certain hedging transactions to seek to limit our exposure to changes in interest rates, but this may expose us to separate risks associated with such hedging transactions. We use instruments such as forward contracts and interest rate swaps, caps, collars and floors to seek to hedge against mismatches between the cash flows on our assets and the interest payments on our liabilities or fluctuations in the relative values of our portfolio positions, in each case resulting from changes in interest rates. Hedging against a decline in the values of our portfolio positions does not eliminate the possibility of fluctuations in the values of these positions or prevent losses if the values decline. Such hedging transactions may also limit the opportunity for gain if the positions increase. Moreover, it may not be possible to hedge against an interest rate fluctuation that is widely anticipated.
     We may enter into hedging transactions to seek to reduce interest rate risks. However, unanticipated changes in interest rates may result in poorer overall investment performance than if we had not engaged in any hedging. In addition, the degree of correlation between price movements of the instruments used in a hedging strategy and price movements in the portfolio positions being hedged may vary. Moreover, for a variety of reasons, we may not seek to establish a perfect correlation between such hedging instruments and the portfolio holdings being hedged. This may prevent us from achieving the intended hedge and expose us to risk of loss.
Hedging instruments often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities and involve risks and costs.
     The cost of using hedging instruments increases as the period covered by the instrument increases and during periods of rising and volatile interest rates. We may increase our hedging activity and thus our hedging costs when interest rates are volatile or rising.
     Hedging instruments involve the risk that they often are not traded on regulated exchanges, guaranteed by an exchange or its clearing house, or regulated by any U.S. or foreign governmental authorities. Consequently, there may be no requirements with respect to record keeping, financial responsibility or segregation of customer funds and positions with regard to such transactions. The enforceability of agreements underlying derivative transactions may depend on compliance with various legal requirements and, depending on the identity of the counterparty, non-U.S. legal requirements. The business failure of a hedging counterparty of ours will most likely result in a default, which may result in the loss of unrealized profits and force us to cover our resale commitments at the then current market price. Although we will generally seek to reserve the right to terminate our hedging positions, it may not always be possible to dispose of or close out a hedging position without the consent of the hedging counterparty, and we may not be able to enter into an offsetting contract in order to cover our risk. A liquid secondary market might not always exist for our hedging instruments, and we may have to hold a position until exercise or expiration, which could result in losses.
Changes in prepayment rates could reduce the value of our MBS, which could reduce our earnings and the cash available for dividends.
     In the case of residential mortgage loans, there are seldom any restrictions on borrowers’ abilities to prepay their loans. Homeowners tend to prepay mortgage loans faster when interest rates fall. Consequently, owners of the loans have to reinvest the money received from the prepayments at the lower prevailing interest rates. Conversely, homeowners tend not to prepay mortgage loans when interest rates rise. Consequently, owners of the loans are unable to reinvest money that would have otherwise been received from prepayments at the higher rates. This volatility in prepayment rates may impair our ability to maintain targeted amounts of leverage on our mortgage-backed securities portfolio and result in reduced earnings or losses and reduce the cash available for distribution to our stockholders.
     The Fannie Mae guarantees of principal and interest related to certain of our MBS do not protect us against prepayment risks.
Our derivative contracts could expose us to unexpected economic losses.
     Our investment strategy involves entering into derivative contracts that could require us to fund cash payments in the future under certain circumstances, e.g., the early termination of the derivative agreement caused by an event of default or other early termination event, or the decision by a counterparty to request margin securities that we owe it under the derivative contract. The amount due would be the unrealized loss of the open positions with the counterparty and could also include fees and charges. These economic losses will be reflected in our financial results, and our ability to fund these obligations will depend on the liquidity of our assets and access to capital at the time. The need to fund these obligations could hurt our financial condition.
We may not be able to enter into new total return swaps or renew our existing total return swaps, which could impair our leveraging strategy for our alternative investment portfolio.
We may wish to leverage certain of our investments through total return swaps, which will require either entering into new swap agreements or renewing our existing swap agreements as they mature. However, there are a limited number of providers of these swaps, and we might not be able to find a provider willing to enter into a swap with us, or our existing providers may not wish to renew the swaps that we have on favorable terms or at all. Our ability to use swaps, other than through a TRS, may also be limited by the REIT qualification requirements as swaps are not qualifying assets and do not produce qualifying income for purposes of the REIT asset and income tests.
Our dependence on the management of other entities may adversely affect our business.
     We do not control the management, investment decisions or operations of the enterprises in which we have invested. Management of those enterprises may decide to change the nature of their assets, or management may otherwise change in a manner that is not satisfactory to us. We typically have no ability to affect these management decisions and we may have only limited ability to dispose of our investments.

Our due diligence may not reveal all of an issuer’s liabilities and may not reveal other weaknesses in its business.
     Before investing in a company, we assess the strength and skills of its management and other factors that we believe are material to the performance of the investment. In this process, we rely on the resources available to us and, in some cases, an investigation by third parties. This process is particularly important and subjective with respect to new companies because there may be little or no information publicly available about them. Our due diligence processes might not uncover all relevant facts, thus resulting in investment losses.
Risks Related to the Merger
We may not have uncovered all risks associated with acquiring Deerfield and significant liabilities may arise after completion of the Merger.
     There may be risks that we failed or were unable to discover in the course of performing our due diligence in connection with the completion of the Merger. All of Deerfield’s liabilities will remain intact after the Merger, whether pre-existing or contingent, as a matter of law. While we tried to minimize this risk by conducting due diligence, there could be numerous liabilities that we failed to identify. Any significant liability that may arise or be discovered after the closing may harm our business, financial condition, results of operations and prospects. Further, any rights to indemnification we have are limited in amount and by time.
The Merger may subject our performance to significant risks that are associated with DCM’s business to which we have not historically been subject.
     Historically we have been a financial company that invests primarily in mortgage-backed securities and other real estate investments, as well as corporate investments. We generate risk-adjusted spread-based income from our investment portfolio. DCM is a Chicago based, SEC-registered asset manager. DCM generates fee-based revenue from the management of these client funds. Accordingly, while the completion of the Merger significantly diversified our business, it may have also subjected us to significant new risks and uncertainties associated with DCM’s business to which we have not historically been subject.
DCM’s business may be harmed by it becoming our subsidiary.
     DCM’s status as our subsidiary may make it difficult for DCM to retain existing clients, including the underlying investors in the investment funds DCM manages, and to attract new clients. Such clients may determine that DCM has an incentive to favor its management of our investing over DCM’s investing for those clients, particularly if the client account is likely to compete with us, for example with regard to the allocation of scarce investment opportunities. While we cannot predict the effect on DCM’s business that will result from DCM becoming our wholly-owned subsidiary, the completion of the Merger could have an adverse effect on DCM’s existing and future client relationships and its business and revenues.
Our ownership of Deerfield might jeopardize our 1940 Act exemption or limit our ability to conduct our investment strategy and thus reduce our earnings and ability to pay dividends.
     In order to be exempt from regulation under the 1940 Act, we—and each of our subsidiaries—must qualify for one of the exemptions from investment company status in the 1940 Act. Our ownership of Deerfield will be held through our subsidiary Deerfield Capital LLC, or DC LLC, which relies on an exemption from investment company status that generally requires it to maintain at least 55% of its assets in specified real estate assets and at least 80% of its assets in real estate and real-estate related securities. DC LLC’s ownership interest in Deerfield will not constitute such a security, and thus may make it more difficult for DC LLC to comply with the 80% asset test. As a result, we will need to monitor carefully DC LLC’s compliance with the 80% asset test, and the Merger may make it difficult for DC LLC to acquire other assets that do not qualify for the 80% test, which might generate higher returns than Deerfield. If DC LLC fails to meet the 80% asset test, we could be required to materially restructure our activities and to register as an investment company under the 1940 Act, which could impair our operating results.

Our status as a proprietary account of DCM might restrict DCM’s management of our investing.
     For regulatory purposes, we are likely to be considered a “proprietary” account of DCM. This may restrict DCM’s management of our account, for example with regard to “crossing” transactions between our account and the account of a non-proprietary DCM client. DCM may not be successful in managing these restrictions after the completion of the Merger.
We may not be able to realize the projected economic benefits of the Merger.
     We may have incorrectly evaluated the financial and other benefits of the Merger or misjudged the timeframe in which we would be able to realize such benefits following the Merger. Despite our belief, the acquisition may not enhance our long term growth opportunities. The Merger may not provide us the opportunity to deploy a portion of our capital to higher growth, higher fee product opportunities that we believe are available in DCM’s platform. DCM’s investment platforms may not be scalable as we expect. Further, we may not realize any benefit from our perception that the internalization of our manager better aligns the interests of management with that of our stockholders. These benefits and others may not be realized as a result of the Merger.
We have always been externally managed and we may not be able to successfully transition to an internally managed company.
     We have always been externally managed and did not employ our own management personnel until the Merger. If we do not successfully transition to an internally managed company and otherwise successfully integrate Deerfield’s operations, our operations and financial performance could be significantly damaged. In addition, there may be significant costs incurred in connection with such integration and it may divert management’s attention from other important matters.
We incurred additional indebtedness in order to consummate the Merger and our high leverage could adversely affect our financial health.
     As of September 30, 2007, our total long-term outstanding debt on a consolidated basis was approximately $995.1 million. In order to complete the Merger, we incurred an additional $74 million of indebtedness, and we also assumed debt of Deerfield outstanding as of September 30, 2007 in the amount of $4.4 million, $2.0 million of which was repaid in December 2007. Our indebtedness could adversely affect our financial health and business and future operations by, among other things:
•	making it more difficult for us to satisfy our obligations, including with respect to our indebtedness;

•	increasing our vulnerability to adverse economic and industry conditions;

•	limiting our ability to obtain any additional financing we may need to operate, develop and expand our business;

•	requiring us to dedicate a substantial portion of any cash flows to service our debt, which reduces our funds available for operations and future business opportunities;

•	potentially making us more highly leveraged than our competitors, which could potentially decrease our ability to compete in our industry;

•	increasing our exposure to risks of interest rate fluctuations as most of our borrowings are at variable rates of interest; and

•	limiting our flexibility in planning for, or reacting to, changes in our business, and the industry in which we operate.
     Our ability to make payments on our debt will depend upon our future operating performance, which is subject to general economic and competitive conditions and to financial, business and other factors, many of which we cannot control. If the cash flows from our operations are insufficient to service our debt obligations, we may take actions, such as delaying or reducing capital expenditures, attempting to restructure or refinance our debt, selling assets or operations or seeking additional equity capital. Any or all of these actions may not be sufficient to allow us to service our debt obligations. Further, we may be unable to take any of these actions on satisfactory terms, in a timely manner or at all. Our failure to generate sufficient funds to pay our debts or to successfully undertake any of these actions could, among other things, materially adversely affect the market value of our common stock and our ability to repay our obligations under our indebtedness.
Risks Related to the Business of Deerfield and DCM
The income from Deerfield and DCM will be subject to federal, state and local income tax, and our ownership of Deerfield and DCM may jeopardize our REIT qualification and may limit our ability to conduct our investment strategy.
     Deerfield’s income consists solely of the income earned by DCM, which consists primarily of advisory fee income. That advisory fee income is not qualifying income for purposes of either the 75% or 95% gross income test applicable to REITs. A REIT, however, may own stock and securities in one or more TRSs that may earn income that would not be qualifying income if earned directly by the parent REIT. Consequently, following the Merger, we will hold our ownership interest in Deerfield and DCM through two domestic TRSs, the Deerfield TRSs. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS pays federal, state and local income tax at regular corporate rates on any income it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.
     Because we will hold our ownership interest in Deerfield and DCM through the Deerfield TRSs, the income earned by Deerfield and DCM will be fully subject to federal, state and local income tax. Moreover, the value of our investment in the stock and securities of our TRSs may not, in the aggregate, exceed 20% of the value of our total assets. In addition, our income from our TRSs, combined with our other nonqualifying income for purposes of the 75% gross income test, may not exceed 25% of our gross income on an annual basis. Accordingly, our ownership of Deerfield and DCM may limit our ability to invest in other TRSs and other assets that produce nonqualifying income, even though such investments would otherwise have been in accordance with our investment strategy.
DCM’s revenues fluctuate based on the amount and/or value of client assets, which could decrease for various reasons including investment losses, withdrawal of capital, or both.
     DCM’s success depends on its ability to earn investment advisory fees from the client accounts it manages. Such fees generally consist of payments based on the amount of assets in the account (management fees) and on the profits earned by the account or the returns to certain investors in the accounts (performance fees). If there is a reduction in an account’s assets, there will be a corresponding reduction in DCM’s management fees from the account and a likely reduction in DCM’s performance fees (if any) relating to the account, since the smaller the account’s asset base, the smaller the potential profits earned by the account. There could be a reduction in an account’s assets as the result of investment losses in the account, the withdrawal by investors of their capital in the account, or both.
     Investors in the accounts managed by DCM have various types of withdrawal rights, ranging from the right of investors in separate accounts to withdraw any or all of their capital on a daily basis, the right of investors in hedge funds to withdraw their capital on a monthly or quarterly basis, and the right of investors in CDOs to terminate the CDO or DCM as the CDO’s manager in specified situations. Investors in hedge funds and managed accounts might withdraw capital for many reasons, including their dissatisfaction with the account’s performance, adverse publicity regarding DCM, DCM’s loss of key personnel, errors in reporting to investors account values or account performance, other matters resulting from problems in DCM’s systems technology, investors’ desire to invest their capital elsewhere, and their need (in the case of investors that are themselves investment funds) for the capital to fund withdrawals by their investors. DCM could experience a major loss of account assets, and thus advisory fee revenue, at any time.

DCM’s performance fees may increase earnings volatility, which could depress our stock price.
     A portion of DCM’s revenues is derived from performance fees on the various accounts that DCM manages. Performance fees are based on the profits DCM generates for client accounts or the returns to certain investors. With respect to DCM’s hedge funds, DCM is entitled to a performance fee to the extent that the current period profits exceed the cumulative prior periods’ losses. With respect to DCM’s CDOs, DCM is entitled to performance fees only if the returns on the related portfolios exceed agreed-upon periodic or cumulative return targets. Performance fees will vary from period to period in relation to volatility in investment returns, causing DCM’s earnings to be more volatile than if it did not manage assets on a performance fee basis. Also, alternative asset managers typically derive a greater portion of their revenues from performance fees than traditional asset managers, thus increasing the potential volatility in DCM’s earnings. The volatility in DCM’s earnings may depress our stock price.
Poor investment performance could lead to a loss of clients and a decline in DCM’s revenues.
     Investment performance is a key factor for the retention of client assets, the growth of DCM’s assets under management and the generation of management fee revenue. Poor investment performance, including downgrades of ratings assigned to DCM or the portfolios it manages, would impair DCM’s revenues and growth because:
•	existing clients might withdraw funds in favor of better performing products, which would result in lower investment management fees for DCM;

•	DCM’s subordinate management fees for a CDO may be deferred or never received;

•	DCM’s ability to attract funds from existing and new clients might diminish; and

•	DCM might earn minimal or no performance fees.
     The failure of DCM’s investment products to perform well both on an absolute basis and in relation to competing products, therefore, could have a material adverse effect on DCM’s business.
DCM derives much of its revenues from contracts that may be terminated on short notice.
     DCM derives a substantial portion of its revenues from investment management agreements with accounts that generally have the right to remove DCM as the investment advisor of the account and replace it with a substitute investment advisor under certain conditions. Some of these investment management agreements may be terminated for various reasons, including failure to follow the account’s investment guidelines, fraud, breach of fiduciary duty and gross negligence, or, alternatively, may not be renewed.
     With respect to DCM’s agreements with some of the CDOs it manages, DCM can be removed without cause by investors that hold a specified amount of the securities issued by the CDO. All of DCM’s agreements with CDOs allow investors that hold a specified amount of securities issued by the CDO to remove DCM for “cause,” which typically includes DCM’s violation of the management agreement or the CDO’s indenture, DCM’s breach of its representations and warranties under the agreement, DCM’s bankruptcy or insolvency, DCM’s fraud or a criminal offense by DCM or its employees, and the failure of certain of the CDO’s performance tests. These “cause” provisions may be triggered from time to time with respect to our CDOs, and as a result DCM could be removed as the investment manager of such CDOs.
     DCM’s investment advisory agreements with separate accounts are typically terminable by the client without penalty on 30 days’ notice or less.
The loss of key portfolio managers and other personnel could harm DCM’s business.
     DCM generally assigns the management of its investment products to specific teams, consisting of DCM portfolio management and other personnel. The loss of a particular member or members of such a team—for example, because of resignation or retirement—could cause investors in the product to withdraw, to the extent they have withdrawal rights, all or a portion of their investment in the product, and adversely affect the marketing of the product to new investors and the product’s performance. In the case of certain CDOs, DCM can be removed as investment advisor upon its loss of specified key employees. In the case of certain other accounts, investors may have the right to redeem their investments upon DCM’s loss of specified key employees. In addition to the loss of specific portfolio management team members, the loss of one or more members of DCM’s senior management involved in supervising the portfolio teams could have similar adverse effects on DCM’s investment products.
DCM will lose management income if investors in its hedge funds redeem their investments.
     Investors in DCM’s hedge funds may generally redeem their investments on a monthly or quarterly basis, subject to the applicable fund’s specific redemption provisions. DCM has experienced hedge fund redemptions in the past and may again in the future. In a declining market, the pace of redemptions and consequent reduction in DCM’s assets under management could accelerate. Investors may decide to move their capital away from DCM to other investments for any number of reasons in addition to poor investment performance. Factors which could result in investors leaving DCM’s funds include their dissatisfaction with the account’s performance, adverse publicity regarding DCM, changes in interest rates which make other investments more attractive, changes in investor perception regarding DCM’s focus or alignment of interest, unhappiness with changes in or broadening of a fund’s investment strategy, changes in DCM’s reputation, and departures or changes in responsibilities of key investment professionals, errors in reporting to investors account values or account performance, or other matters resulting from problems in DCM’s systems technology, investors’ desire to invest their capital elsewhere, and their need (in the case of investors that are themselves investment funds) for the capital to fund withdrawals by their investors. The decrease in revenues that would result from significant redemptions in DCM’s hedge funds could have a material adverse effect on our business, revenues, net income and cash flows.
DCM may need to offer new investment strategies and products in order to continue to generate revenue.
     The segments of the asset management industry in which DCM operates are subject to rapid change. Investment strategies and products that had historically been attractive to investors may lose their appeal for various reasons. Thus, strategies and products that have generated fee revenue for DCM in the past may fail to do so in the future. In such case, DCM would have to develop new strategies and products in order to retain investors or replace withdrawing investors with new investors.
     It could be both expensive and difficult for DCM to develop new strategies and products, and DCM may not be successful in this regard. In addition, alternative asset management products represent a substantially smaller segment of the overall asset management industry than traditional asset management products (such as many bond mutual funds). If DCM is unable to expand its offerings beyond alternative asset management products, this could inhibit its growth and harm its competitive position in the investment management industry.
Changes in the fixed income markets could adversely affect DCM.
     DCM’s success depends largely on the attractiveness to institutional investors of investing in the fixed income markets, and changes in those markets could significantly reduce the appeal of DCM’s investment products to such investors. Such changes could include increased volatility in the prices of fixed income instruments, periods of illiquidity in the fixed income trading markets, changes in the taxation of fixed income instruments, significant changes in the “spreads” in the fixed income markets (the amount by which the yields on particular fixed income instruments exceed the yields on benchmark U.S. Treasury securities or other indexes), and the lack of arbitrage opportunities between U.S. Treasury securities and their related instruments (such as interest rate swap and futures contracts).
     The fixed income markets can be highly volatile, and the prices of fixed income instruments may fluctuate for many reasons beyond DCM’s control or ability to anticipate, including economic and political events and terrorism.

Any adverse changes in investor interest in the fixed income markets could reduce DCM’s assets under management and therefore our revenues, which could have a material adverse effect on our earnings and stock price.
Changes in CDO spreads could make it difficult for DCM to launch new CDOs.
     It is important for DCM to be able to launch new CDO products from time to time, both to expand its CDO activities (which are a major part of DCM’s business) and to replace existing CDOs as they are terminated or mature. The ability to launch new CDOs is dependent, in part, on the amount by which the interest earned on the collateral held by the CDO exceeds the interest payable by the CDO on the debt obligations it issues to investors, as well as other factors. If these “spreads” are not wide enough, the proposed CDO will not be attractive to investors and thus cannot be launched. There may be sustained periods when such spreads will not be sufficient for DCM to launch new CDO products, which could materially impair DCM’s business.
DCM could lose management fee income from its CDOs because of payment defaults by issuers of collateral held by the CDOs or the triggering of certain structural protections built into CDOs.
     Under the investment management agreements between DCM and the CDOs it manages, DCM’s management fee from the CDO is generally subject to a “waterfall” structure, under which DCM will not receive all or a portion of its fees if, among other things, the CDO does not have sufficient cash flows from its underlying collateral (such as bank loans or asset-backed securities) to pay the required interest on the notes it has issued to investors and certain expenses. This could occur if there are defaults by issuers of the collateral on their payments of principal or interest relating to the collateral. In that event, DCM’s management fees would be deferred until funds are available to pay the fees, if such funds become available, which could have a material and adverse effect on DCM’s earnings. In addition, many CDOs have structural provisions meant to protect investors from deterioration in the credit quality of the underlying collateral pool. If those provisions are triggered, then certain portions of DCM’s management fees may be deferred indefinitely, which could have a material and adverse effect on DCM’s earnings.
DCM faces risks from prolonged dislocations in the markets in which it participates.
     Recently, as further described elsewhere in these risk factors, the credit markets have generally experienced a significant correction associated with the sub-prime and second lien mortgage issues which has stalled CDO origination. This disruption may continue well into 2008 and, potentially, for a significantly longer period of time. Additionally, the collateralized loan obligation market has also experienced a slow down significantly in response to spread widening and changing investor demand, which could materially and adversely impact the rate at which we are able to add assets under management in this sector. Prolonged dislocation of these markets could materially and adversely impact our results of operations or financial condition.
DCM may be unable to increase its assets under management in certain of its investment vehicles, or it may have to reduce such assets, because of capacity constraints.
     Some of DCM’s investment vehicles are limited in the amount of client assets they can accommodate by the amount of liquidity in the instruments traded by the vehicles, the arbitrage opportunities available in those instruments, or other factors. DCM may thus manage investment vehicles that are relatively successful but that cannot accept additional capital because of such constraints. In addition, DCM might have to reduce the amount of assets managed in investment vehicles that face capacity constraints. Changes in the fixed income markets could materially reduce capacity, such as an increase in the number of asset managers using the same or similar strategies as DCM.
DCM depends on third-party distribution channels to market its CDOs and anticipates developing third-party distribution channels to market its hedge funds.
     DCM’s CDO management services are marketed to institutions that organize and act as selling or placement agents for CDOs. The potential investor base for CDOs is limited, and DCM’s ability to access clients is highly dependent on access to these selling and placement agents. We cannot assure you that these channels will continue to be accessible to DCM. The inability to have such access could have a material and adverse effect on DCM’s earnings.
     DCM’s hedge fund and separate account management services are marketed directly to existing and prospective investors. Although DCM has not historically relied on third party distributors as a source of new business for its hedge funds and separate managed accounts, DCM expects to develop third party relationships in the future as it expands into attractive markets, such as pension funds, where consultant relationships are critical. However, DCM may be unable to develop such third party relationships. DCM’s inability to develop such distributor relationships could have a material and adverse effect on the expansion of its hedge fund and separate managed accounts business.
The fixed income alternative asset management industry is highly competitive, and DCM may lose client assets due to competition from other asset managers that have greater resources than DCM or that are able to offer services and products at more competitive prices.
     The alternative asset management industry is very competitive. Many firms offer similar and additional investment management products and services to the same types of clients that DCM targets. DCM currently focuses almost exclusively on fixed income securities and related financial instruments in managing client accounts. It has limited experience in equity securities. This is in contrast to numerous other asset managers with comparable assets under management, which have significant background and experience in both the equity and debt markets and thus are more diversified.
     In addition, many of DCM’s competitors have or may in the future develop greater financial and other resources, more extensive distribution capabilities, more effective marketing strategies, more attractive investment vehicle structures and broader name recognition. DCM’s competitors may be able to use these resources and capabilities to place DCM at a competitive disadvantage in retaining assets under management and adding new assets. Also, DCM may be at a disadvantage in competing with other asset managers that are subject to less regulation and are thus less restricted in their client solicitation and portfolio management activities, and DCM may be competing for non-U.S. clients with asset managers that are based in the jurisdiction of the prospective client’s domicile.
     Because barriers to entry into the alternative asset management business are relatively low, DCM may face increased competition from many new entrants into DCM’s relatively limited market of providing fixed income asset management services to institutional clients. Also, DCM is a relatively recent entrant into the REIT management business, and DCM competes in this area against numerous firms that are larger, more experienced or both.
     Additionally, if other asset managers offer services and products at more competitive prices than DCM, DCM may not be able to maintain its current fee structure. Although DCM’s investment management fees vary somewhat from product to product, historically DCM has competed primarily on the performance of its products and not on the level of its investment management fees relative to those of its competitors. In recent years, however, despite the fact that alternative asset managers typically charge higher fees than traditional managers, particularly with respect to hedge funds and similar products, there has been a trend toward lower fees in the investment management industry generally.

     In order to maintain its fee structure in a competitive environment, DCM must be able to continue to provide clients with investment returns and service that make investors willing to pay DCM’s fees. DCM might not succeed in providing investment returns and service that will allow it to maintain its current fee structure. Fee reductions on existing or future business could impair DCM’s profit margins and results of operations.
DCM’s failure to comply with guidelines set by its clients could result in damage awards against DCM and a loss of assets under management, either of which could cause our earnings to decline.
     As an investment advisor, DCM has a fiduciary duty to its clients. When clients retain DCM to manage assets on its behalf, they may specify certain guidelines regarding investment allocation and strategy that DCM is required to observe in the management of its portfolios. DCM’s failure to comply with these guidelines could result in losses to a client or a fund that the client or investors in the fund, as the case may be, could seek to recover from DCM and could result in the client withdrawing its assets from DCM’s management, the fund terminating DCM’s management agreement or investors withdrawing their capital from the fund. Although DCM has installed procedures and utilize the services of experienced administrators, accountants and lawyers to assist it in adhering to these guidelines, and maintain limited insurance to protect itself in the case of client losses, we cannot assure you that such precautions or insurance will protect us from potential liabilities. The occurrence of any of these events could cause our earnings or stock price to decline.
DCM could lose client assets as the result of adverse publicity.
     Asset managers such as DCM can be particularly vulnerable to losing clients because of adverse publicity. Asset managers are generally regarded as fiduciaries, and if they fail to adhere at all times to a high level of honesty, fair dealing and professionalism they can incur large and rapid losses of client assets. Accordingly, a relatively small perceived lapse in this regard, particularly if it resulted in a regulatory investigation or enforcement proceeding, could materially harm DCM’s business.
Changes in laws, regulations or government policies affecting DCM’s businesses could limit its revenues, increase its costs of doing business and materially and adversely affect its business.
     DCM’s business is subject to extensive government regulation. This regulation is primarily at the federal level, through regulation by the SEC under the Investment Advisers Act of 1940, as amended, and regulation by the Commodity Futures Trading Commission, or CFTC, under the Commodity Exchange Act, as amended. DCM is also regulated by state regulators.
     The Investment Advisers Act imposes numerous obligations on investment advisers including anti-fraud prohibitions, advertising and custody requirements, disclosure obligations, compliance program duties and trading restrictions. The CFTC regulates commodity futures and option markets and imposes numerous obligations on the industry. DCM is registered with the CFTC as both a commodity trading advisor and a commodity pool operator and certain of its employees are registered with the CFTC as “associated persons.” DCM is also a member of the National Futures Association, the self-regulatory organization for the U.S. commodity futures industry, and thus subject to its regulations.
     If DCM fails to comply with applicable laws or regulations, DCM could be subject to fines, censure, suspensions of personnel or other sanctions, including revocation of its registration as an investment adviser, commodity trading advisor or commodity pool operator, any of which could cause our earnings or stock price to decline. The regulations to which DCM’s businesses are subject are designed to protect its clients, investors in its funds and other third parties and to ensure the integrity of the financial markets. These regulations are not designed to protect our stockholders. Changes in laws, regulations or government policies could limit DCM’s revenues, increase its costs of doing business and materially and adversely affect our business. Changes in laws, regulations or government policies could limit DCM’s revenues, increase its costs of doing business and materially harm its business.
     DCM Europe, a subsidiary of Deerfield, is subject to extensive government regulation, primarily by the United Kingdom Financial Services Authority under the U.K. Financial Services and Markets Act of 2000.

     The non-U.S. domiciled investment funds that DCM manages are regulated in the jurisdiction of their domicile. Changes in the laws or government policies of these foreign jurisdictions could limit DCM’s revenues from these funds, increase DCM’s costs of doing business in these jurisdictions and materially adversely affect DCM’s business. Furthermore, if we expand our business into additional foreign jurisdictions or establish additional offices or subsidiaries overseas, we could become subject to additional non-U.S. laws, regulations and government policies.
     The level of investor participation in DCM’s products may also be affected by the regulatory and self-regulatory requirements and restrictions applicable to DCM’s products and investors, the financial reporting requirements imposed on DCM’s investors and financial intermediaries, and the tax treatment of DCM’s products. Adverse changes in any of these areas may result in a loss of existing investors or difficulties in attracting new investors.
Tax Risks
Complying with REIT requirements may cause us to forgo otherwise attractive opportunities.
     To qualify as a REIT for federal income tax purposes and to maintain our exemption from the 1940 Act, we must continually satisfy numerous income, asset and other tests, thus having to forgo investments we might otherwise make and hindering our investment performance.
Failure to qualify as a REIT would subject us to federal income tax, which would reduce the cash available for dividends.
     We operate in a manner that is intended to cause us to qualify as a REIT for federal income tax purposes. However, the tax laws governing REITs are extremely complex, and interpretations of the tax laws governing qualification as a REIT are limited. Qualifying as a REIT requires us to meet numerous income and other tests. While we operate in such a way so as to qualify as a REIT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of changes in our circumstances, no assurance can be given that we will so qualify for any particular year.

     If we fail to qualify as a REIT in any calendar year and we do not qualify for certain statutory relief provisions, we would have to pay federal income tax on our taxable income. We might need to borrow money or sell assets in order to pay that tax. Our payment of income tax would decrease the amount of our income available for distribution to our stockholders. We would also no longer have to distribute substantially all of our REIT taxable income to our stockholders. Unless our failure to qualify as a REIT is excused under federal tax laws, we could not re-elect REIT status until the fifth calendar year after the year in which we failed to qualify.
Failure to make required distributions would subject us to tax, which would reduce the cash available for distribution to our stockholders.
     In order to qualify as a REIT, we must distribute annually to our stockholders at least 90% of our REIT taxable income, determined without regard to the deduction for dividends paid and excluding net capital gain. To the extent that we satisfy the 90% distribution requirement, but distribute less than 100% of our taxable income, we will be subject to federal corporate income tax on our undistributed income. In addition, we will incur a 4% nondeductible excise tax on any amount by which our distributions in any calendar year are less than the sum of:
•	85% of our ordinary income for that year;

•	95% of our capital gain net income for that year; and

•	100% of our undistributed taxable income from prior years.
     Although we anticipate incurring a de minimis excise tax liability with respect to our 2007 taxable year, we intend in the future to continue to distribute our net taxable income to our stockholders in a manner intended to satisfy the 90% distribution requirement and to avoid both corporate income and the 4% nondeductible excise tax. However, there is no requirement that domestic TRSs distribute their after-tax net income to their parent REIT or their stockholders, and any of our TRSs may determine not to make any distributions to us.
     Our taxable income may substantially exceed our net income as based on generally accepted accounting principles, or GAAP, because, for example, realized capital losses will be deducted in determining our GAAP net income, but may not be deductible in computing our taxable income. In addition, we may invest in assets that generate taxable income in excess of economic income or in advance of the corresponding cash flow from the assets, referred to as phantom income. Although some types of phantom income are excluded to the extent they exceed 5% of our REIT taxable income in determining the 90% distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to any phantom income items if we do not distribute those items on an annual basis. As a result of the foregoing, we may generate less cash flow than taxable income in a particular year. In that event, we may be required to use cash reserves, incur debt, or liquidate non-cash assets at rates or times that we regard as unfavorable in order to satisfy the distribution requirement and to avoid corporate income tax and the 4% nondeductible excise tax in that year.
Dividends payable by REITs do not qualify for the reduced tax rates on dividend income from regular corporations.
     The maximum tax rate for dividends payable to domestic stockholders that are individuals, trusts and estates were reduced in recent years to 15% (through 2010). Dividends payable by REITs, however, are generally not eligible for the reduced rates. Although this legislation does not adversely affect the taxation of REITs or dividends paid by REITs, the more favorable rates applicable to regular corporate dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the stocks of non-REIT corporations that pay dividends, which could adversely affect the value of the stock of REITs, including our common stock.

Ownership limitations may restrict change of control or business combination opportunities in which our stockholders might receive a premium for their shares.
     In order for us to qualify as a REIT for each taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. Individuals for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve our REIT qualification, our charter and certain board resolutions generally prohibit any person from directly or indirectly owning more than 7.7% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, other than Robert C. Dart, Kenneth B. Dart and certain entities controlled by Robert C. Dart and Kenneth B. Dart, which are not permitted to own more than 18.5% in value or in number of shares, whichever is more restrictive, of our common stock. Additionally, in connection with the Merger, we granted limited exemptions to (i) Gregory H. Sachs and (ii) Triarc and Triarc Deerfield Holdings, LLC (a majority-owned subsidiary of Triarc) and certain of their affiliates, including Nelson Peltz and Peter W. May, from the ownership limit with respect to our Series A preferred stock and to Triarc and Triarc Deerfield Holdings, LLC with respect to our common stock.
     These ownership limitations could discourage a takeover or other transaction in which holders of our common stock and Series A Preferred Stock might receive a premium for their shares over the then prevailing market price or which holders might believe to be otherwise in their best interests.
Our ownership of and relationship with our TRSs is limited and a failure to comply with the limits would jeopardize our REIT status and may result in the application of a 100% excise tax.
     A REIT may own up to 100% of the stock of one or more TRSs. A TRS may earn income that would not be qualifying income if earned directly by the parent REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 20% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. A TRS will pay federal, state and local income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on certain transactions between a TRS and its parent REIT that are not conducted on an arm’s-length basis.
     Deerfield TRS Holdings, Inc. and the Deerfield TRSs, as domestic TRSs, will pay federal, state and local income tax on their taxable income, and their after-tax net income is available for distribution to us but is not required to be distributed to us. The aggregate value of the TRS stock and securities owned by us will be less than 20% of the value of our total assets (including the TRS stock and securities). Furthermore, we monitor the value of our investments in TRSs for the purpose of ensuring compliance with the rule that no more than 20% of the value of our assets may consist of TRS stock and securities (which is applied at the end of each calendar quarter). In addition, we scrutinize all of our transactions with TRSs to ensure that they are entered into on arm’s-length terms in order to avoid incurring the 100% excise tax described above. There can be no complete assurance, however, that we will be able to comply with the 20% limitation discussed above or to avoid application of the 100% excise tax discussed above.
Our foreign TRSs could be subject to federal income tax at the entity level, which would greatly reduce the amounts those entities would have available to distribute to us.
     Market Square CLO Ltd. and DFR Middle Market CLO Ltd., which are Cayman Islands exempted limited liability companies and are the issuers of two separate CLO transactions in which we have invested, and Deerfield TRS (Bahamas) Ltd., which is a Bahamas international business corporation and was formed to allow us to make alternative investments through an offshore entity, have elected to be TRSs. We may elect in the future to treat other foreign entities, including CDO issuers, as TRSs. There is a specific exemption from federal income tax for non-U.S. corporations that restrict their activities in the United States to trading stock and securities (or any activity closely related thereto) for their own account whether such trading (or such other activity) is conducted by the corporation or its employees through a resident broker, commission agent, custodian or other agent. We intend that our foreign TRSs will rely on that exemption or otherwise operate in a manner so that they will not be subject to federal income tax on their net income at the entity level. If the IRS successfully challenged that tax treatment, that could greatly reduce the amount that our foreign TRSs would have available to pay to their creditors and to distribute to us.
We may lose our REIT status if the IRS successfully challenges our characterization of our income from our foreign TRSs.
     We intend to treat dividends received with respect to our equity investments in our foreign TRSs, such as Market Square CLO Ltd., DFR Middle Market CLO Ltd., Deerfield TRS (Bahamas) Ltd., as qualifying income for purposes of the 95% gross income test but not the 75% gross income test. Because there is no clear precedent with respect to the qualification of such income for purposes of the REIT gross income tests, no assurance can be given that the IRS will not assert a contrary position. If this income was determined not to qualify for the 95% gross income test, we could be subject to a penalty tax with respect to the income to the extent it and our other nonqualifying income exceeds 5% of our gross income, or we could fail to qualify as a REIT.
Complying with REIT requirements may limit our ability to hedge effectively.
     The REIT provisions of the Internal Revenue Code of 1986, as amended, or the Code, substantially limit our ability to hedge MBS and related borrowings. Under these provisions, our annual gross income from qualifying and non-qualifying hedges, together with any other income not generated from qualifying real estate assets, cannot exceed 25% of our gross income. In addition, our aggregate gross income from non-qualifying hedges, fees, and certain other non-qualifying sources cannot exceed 5% of our annual gross income. As a result, we might have to limit our use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of our hedging activities or expose us to greater risks associated with changes in interest rates than we would otherwise want to bear.
The tax on prohibited transactions will limit our investment transactions, including certain methods of securitizing mortgage loans that would be treated as sales for federal income tax purposes.
     A REIT’s net income from prohibited transactions is subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, but including mortgage loans, held primarily for sale to customers in the ordinary course of business. We might be subject to this tax if we were able to sell or securitize loans in a manner that was treated as a sale of the loans for federal income tax purposes. Therefore, in order to avoid the prohibited transactions tax, we may choose not to engage in certain sales of loans and may limit the structures we utilize for our securitization transactions even though such sales or structures might otherwise be beneficial to us.
     It may be possible to reduce the impact of the prohibited transaction tax and the holding of assets not qualifying as real estate assets for purposes of the REIT asset tests by conducting certain activities, holding non-qualifying REIT assets or engaging in CDO transactions through our TRSs, subject to certain limitations as described above. To the extent that we engage in such activities through domestic TRSs, the income associated with such activities may be subject to full corporate income tax.
We may be subject to adverse legislative or regulatory tax changes that could reduce the market price of our common stock or Series A Preferred Stock.
     At any time, the federal income tax laws or regulations governing REITs or the administrative interpretations of those laws or regulations may be amended. We cannot predict when or if any new federal income tax law, regulation or administrative interpretation, or any amendment to any existing federal income tax law, regulation or administrative interpretation, will be adopted, promulgated or become effective and any such law, regulation or interpretation may take effect retroactively. We and our stockholders could be adversely affected by any such change in, or any new, federal income tax law, regulation or administrative interpretation.

If we make distributions in excess of our current and accumulated earnings and profits, those distributions will be treated as a return of capital, which will reduce the adjusted basis of your stock, and to the extent such distributions exceed your adjusted basis, you may recognize a capital gain.
     Unless you are a tax-exempt entity, distributions that we make to you generally will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits as determined for federal income tax purposes. If the amount we distribute to you exceeds your allocable share of our current and accumulated earnings and profits, the excess will be treated as a return of capital to the extent of your adjusted basis in your stock. This will reduce your basis in your stock but will not be subject to tax. If the amount we distribute to you exceeds both your allocable share of our current and accumulated earnings and profits and your adjusted basis, this amount will be treated as a gain from the sale or exchange of a capital asset.
Certain financing activities may subject us to U.S. federal income tax and could have negative tax consequences for our stockholders.
     We have not and currently do not intend to enter into any transactions that could result in our, or a portion of our assets, being treated as a taxable mortgage pool for federal income tax purposes. However, we might enter into transactions that will have that effect. If we enter into such a transaction at the REIT level, although the law on the matter is unclear, the Internal Revenue Service has taken the position that we would be taxable at the highest corporate income tax rate on a portion of the income arising from a taxable mortgage pool, referred to as “excess inclusion income,” that is allocable to the percentage of our stock held in record name by disqualified organizations. These are generally certain cooperatives, governmental entities and tax-exempt organizations that are exempt from unrelated business taxable income (including certain state pension plans and charitable remainder trusts). They are permitted to own our stock. Because this tax would be imposed on us, all of our investors, including investors that are not disqualified organizations, would bear a portion of the tax cost associated with the classification of us or a portion of our assets as a taxable mortgage pool. A regulated investment company or other pass-through entity owning our stock may also be subject to tax at the highest corporate rate on any excess inclusion income allocated to their record name owners that are disqualified organizations. Nominees who hold our stock on behalf of disqualified organizations also potentially may be subject to this tax.
     If we were to realize excess inclusion income, recently issued guidance from the Internal Revenue Service indicates that the excess inclusion income would be allocated among our stockholders in proportion to our dividends paid. Excess inclusion income cannot be offset by losses of our stockholders. If the stockholder is a tax-exempt entity and not a disqualified organization, then this income would be fully taxable as unrelated business taxable income under Section 512 of the Code. If the stockholder is a foreign person, it would be subject to U.S. federal income tax withholding on this income without reduction or exemption pursuant to any otherwise applicable income tax treaty.
Risks Related to the Series A Preferred Stock
An active trading market for the Series A Preferred Stock may not develop, and you may be unable to resell your shares of Series A Preferred Stock at or above the purchase price.
     The shares of Series A Preferred Stock were issued in a private placement transaction pursuant to Section 4(2) of the Securities Act of 1933, as amended, or the Securities Act, and are not tradable on the PORTAL Market of the Nasdaq Stock Market, Inc. or any other market. We have agreed to seek a listing for the Series A Preferred Stock on the NYSE on or before April 30, 2008, subject to satisfaction of applicable listing standards, if the shares of Series A Preferred Stock have not been converted into shares of our common stock by that date. These listing standards may not be satisfied, and there can be no assurance that the Series A Preferred Stock will be listed on the NYSE or any other exchange or that a market for the Series A Preferred Stock will develop. Furthermore, even if the Series A Preferred Stock is accepted for listing on the NYSE, an active trading market may not develop and the market price of the Series A Preferred Stock may be volatile. As a result, you may be unable to sell your shares of Series A Preferred Stock at a price equal to or greater than that which you paid, if at all.
Conversion of the Series A Preferred Stock will dilute the ownership interests of our existing common stockholders.
     The conversion of the Series A Preferred Stock will dilute the ownership interests of our existing common stockholders. Any sales in the public market of the shares of common stock issuable upon such conversion could adversely affect prevailing market prices of our common stock. In addition, the existence of the Series A Preferred Stock may encourage short selling by market participants because the conversion of the Series A Preferred Stock could depress the price of our common stock.
We may not be able to pay the redemption price of our Series A Preferred Stock upon the earlier of a change in control or December 20, 2014.
     Upon the earlier to occur of (i) a change in control of our company or (ii) December 20, 2014, we have an obligation to redeem the Series A Preferred Stock at a redemption price equal to the greater of (i) approximately $150.0 million or (ii) the value of our common stock that the holders of Series A Preferred Stock would have received on the date of redemption as if the conversion occurred on that date, based on then current market prices. We may be unable to finance the redemption on favorable terms, or at all. Consequently, we may not have sufficient cash to purchase the shares of our Series A Preferred Stock upon the occurrence of such a mandatory redemption event. Further, the redemption obligation may limit or prevent our ability to undertake a change in control that would otherwise be in the best interests of our stockholders.
We may not issue preferred stock that is on par with, or senior to, the Series A Preferred Stock without the consent of the holders of 80% of the shares of Series A Preferred Stock, which limits the flexibility of our capital structure.
     As long as the Series A Preferred Stock is outstanding, we may not issue preferred stock that is on par with, or senior to, the Series A Preferred Stock with respect to dividend or liquidation rights without the consent of the holders of 80% of the shares of Series A Preferred Stock. This limitation restricts the flexibility of our capital structure and may prevent us from issuing equity that would otherwise be in the best interests of our company and common stockholders.
The market price of common stock you receive upon conversion may be less than the effective price paid for the shares of Series A Preferred Stock.
     The market value of shares of our common stock received by you on the conversion of your shares of our Series A Preferred Stock may be less than the effective price you paid for your shares of Series A Preferred Stock. If the market value of our common stock is less than the liquidation price of those shares at the time of conversion, the value of the shares of our common stock issued to you will be less than the redemption value of those shares. During the time when the Series A Preferred Stock is subject to conversion, we expect that the trading prices for the shares of our Series A Preferred Stock in the secondary market will be directly affected by the trading prices of our common stock, the general level of interest rates and our credit quality. The market price of our common stock has been volatile in the past and may be so in the future, which could adversely affect the value of the Series A Preferred Stock. Accordingly, you assume the risk that the market value of the common stock may be less than the value of the Series A Preferred Stock, may decline further, and that any such decline could be substantial.
The shares of our Series A Preferred Stock will rank junior to all of our and our subsidiaries’ liabilities in the event of a bankruptcy, liquidation or winding up of our assets.
     In the event of bankruptcy, liquidation or winding up, our assets will be available to pay obligations on the Series A Preferred Stock only after all of our liabilities have been paid and the liquidation preference, if any, of any future senior preferred stock issued by us has been paid and only on a pari passu basis with any parity preferred stock we may issue hereafter. In addition, the Series A Preferred Stock will effectively rank junior to all existing and future liabilities of our subsidiaries and any preferred stock of our subsidiaries held by third parties, and thus the rights of holders of our Series A Preferred Stock to participate in the assets of our subsidiaries upon any liquidation or reorganization of any subsidiary will be subject to the prior claims of that subsidiary’s creditors and preferred equity holders. In the event of bankruptcy, liquidation or winding up, there may not be sufficient assets remaining, after paying our and our subsidiaries’ liabilities, to pay amounts due on our Series A Preferred Stock then outstanding.
Our issuance of additional common stock or preferred stock may cause our common stock price to decline, which may negatively impact your investment.
     Issuances or sales of substantial numbers of additional shares of our common or preferred stock, including in connection with future acquisitions, if any, or the perception that such issuances or sales could occur, may cause prevailing market prices for our common stock to decline, which may negatively impact your investment. In addition, our Board is authorized to issue additional series of shares of preferred stock without any action on the part of our common stockholders. Our Board also has the power, without common stockholder approval, to set the terms of any such series of shares of preferred stock that may be issued, including voting rights, conversion rights, dividend rights and preferences over our common stock. For example, the Series A Preferred Stock obligates us to make (i) preferential dividends in the minimum amount of approximately $7.5 million per year, (ii) a minimum redemption payment of approximately $150.0 million upon the earlier of a change in control or December 20, 2014, and (iii) obtain the consent of 80% of the outstanding shares of Series A Preferred Stock prior to our issuance of capital stock on parity with, or senior to, the Series A Preferred Stock. If we issue preferred stock in the future that has preference over our common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, adversely affecting the value of our Series A Preferred Stock. We are also authorized to issue, without common stockholder approval, but subject to approval by 80% of the votes entitled to be cast by holders of the outstanding Series A Preferred Stock, equity securities that rank on parity with, or senior to, the Series A Preferred Stock as to the payment of dividends and distributions of assets upon liquidation. Any future issuance of preferred stock on parity with or senior to the Series A Preferred Stock may adversely affect our ability to pay dividends on the shares of our Series A Preferred Stock.
You may not receive common stock upon the conversion of the Series A Preferred Stock to the extent the receipt of such common stock would cause a violation of our ownership limitations.
     In order for us to qualify as a REIT for each taxable year, no more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals during the last half of any calendar year. Individuals for this purpose include natural persons, private foundations, some employee benefit plans and trusts, and some charitable trusts. In order to preserve our REIT qualification, our charter and certain board resolutions generally prohibit any person from directly or indirectly owning more than 7.7% in value or in number of shares, whichever is more restrictive, of any class or series of the outstanding shares of our capital stock, other than Robert C. Dart, Kenneth B. Dart and certain entities controlled by Robert C. Dart and Kenneth B. Dart, which are not permitted to own more than 18.50% in value or in number of shares, whichever is more restrictive, of our common stock. Additionally, in connection with the Merger, we granted limited exemptions to (i) Gregory H. Sachs and (ii) Triarc and Triarc Deerfield Holdings, LLC (a majority-owned subsidiary of Triarc) and certain of their affiliates, including Nelson Peltz and Peter W. May, from the ownership limit with respect to our Series A Preferred Stock and to Triarc and Triarc Deerfield Holdings, LLC with respect to our common stock.
     The Series A Preferred Stock and our common stock received upon conversion of the Series A Preferred Stock are subject to these ownership limitations. If the conversion of the Series A Preferred Stock would result in a holder (other than a holder with an exemption from the ownership limitation with respect to our common stock) owning, directly or indirectly, in excess of 7.7% in value or in number of shares, whichever is more restrictive, of our common stock, any common stock that would have been received upon conversion in excess of that threshold would automatically be transferred to a trust for the exclusive benefit of a charitable beneficiary (as defined in our charter) and the holder would lose his or her rights to such common stock.
Holders of shares of our Series A Preferred Stock have limited voting rights, and will have no rights as a common stockholder unless and until they acquire shares of our common stock upon conversion.
     Unless and until you acquire shares of our common stock upon conversion, you will have no rights with respect to our common stock, including voting rights (except as required by applicable state law or our articles of amendment and restatement, as amended, including the articles supplementary relating to the Series A Preferred Stock). Upon conversion, you will be entitled to exercise the rights of a holder of common stock only as to matters for which the record date occurs after the conversion date. For example, in the event that an amendment is proposed to our charter or bylaws requiring stockholder approval that would not materially adversely affect the rights of our Series A Preferred Stock, and the record date for determining the stockholders of record entitled to vote on the amendment occurs prior to delivery of the common stock, you will not be entitled to vote on the amendment, although you will nevertheless be subject to any changes in the powers, preferences or special rights of our common stock upon conversion.
The value of shares of our Series A Preferred Stock may be adversely affected by modifications to our capital structure for which the conversion rate will not be adjusted.
     The number of shares of common stock that you are entitled to receive upon conversion is subject to adjustment for certain events arising from stock splits and combinations, stock dividends and certain other actions by us that modify our capital structure. However, we may undergo an event which would not adjust the conversion rate. As a result, an event that adversely affects the value of the shares of our Series A Preferred Stock, but does not result in an adjustment to the conversion rate, could occur. Further, we are not restricted from issuing additional shares of our common stock or junior series of preferred stock while our Series A Preferred Stock is outstanding and have no obligation to consider your interests for any reason. If we issue additional shares of common stock or junior series of preferred stock, it may materially and adversely affect the price of our common stock and the trading price of the shares of our Series A Preferred Stock. For example, we could issue a junior series of preferred stock without the consent of the holders of the Series A Preferred Stock that would ultimately be senior to the interests of the holders of the Series A Preferred Stock following the conversion of the Series A Preferred Stock into shares of common stock.
We may not be able to pay cash dividends on our Series A Preferred Stock.
     In the event that any of our financing agreements in the future restrict our ability to pay cash dividends on shares of our Series A Preferred Stock, we will be unable to pay cash dividends on our Series A Preferred Stock unless we can refinance amounts outstanding under those agreements. Although the dividends on the Series A Preferred Stock would continue to accrue, we may pay dividends on shares of our Series A Preferred Stock only if we have legally available funds for such payment.

Item 9.01. Financial Statements and Exhibits.
(a)	Financial Statements of Businesses Acquired
1.	Unaudited condensed consolidated balance sheet of Deerfield & Company LLC and its subsidiaries at September 30, 2007 and December 31, 2006, unaudited condensed consolidated statements of operations for Deerfield & Company LLC and its subsidiaries for the three months and nine months ended September 30, 2007 and 2006 and unaudited condensed consolidated statements of cash flows for Deerfield & Company LLC and its subsidiaries for the nine months ended September 30, 2007 and 2006, and the related notes thereto are filed as Exhibit 99.1 to this Current Report on Form 8-K/A.

2.	Audited consolidated balance sheets of Deerfield & Company LLC and its subsidiaries at December 31, 2006 and 2005 and audited consolidated statements of operations, members’ equity and cash flows for Deerfield & Company LLC and its subsidiaries for the years ended December 31, 2006, 2005 and 2004, and the related notes and independent auditor’s report related thereto are filed as Exhibit 99.2 to this Current Report on Form 8-K/A.
(b)	Pro Forma Financial Information
1.	Unaudited pro forma condensed combined balance sheet of Deerfield Capital Corp. at September 30, 2007, giving effect to the acquisition of Deerfield & Company LLC as if it had occurred on such date, and unaudited pro forma condensed combined statements of operations of Deerfield Capital Corp. for the nine months ended September 30, 2007, and for the year ended December 31, 2006, giving effect to the transaction if it had occurred on January 1, 2006, and the related notes thereto are filed as Exhibit 99.3 to this Current Report on Form 8-K/A.
(d)	Exhibits

The following exhibits are filed with this Current Report on Form 8-K/A:

99.1	Unaudited condensed consolidated balance sheet of Deerfield & Company LLC and its subsidiaries at September 30, 2007 and December 31, 2006, unaudited condensed consolidated statements of operations for Deerfield & Company LLC and its subsidiaries for the three months and nine months ended September 30, 2007 and 2006 and unaudited condensed consolidated statements of cash flows for Deerfield & Company LLC and its subsidiaries for the nine months ended September 30, 2007 and 2006, and the related notes thereto.*

99.2	Audited consolidated balance sheets of Deerfield & Company LLC and its subsidiaries at December 31, 2006 and 2005 and audited consolidated statements of operations, members’ equity and cash flows for Deerfield & Company LLC and its subsidiaries for the years ended December 31, 2006, 2005 and 2004, and the related notes and independent auditor’s report related thereto.*

99.3	Unaudited pro forma condensed combined balance sheet of Deerfield Capital Corp. at September 30, 2007, giving effect to the acquisition of Deerfield & Company LLC as if it had occurred on such date, and unaudited pro forma condensed combined statements of operations of Deerfield Capital Corp. for the nine months ended September 30, 2007, and for the year ended December 31, 2006, giving effect to the transaction if it had occurred on January 1, 2006, and the related notes thereto.*

99.4	Analysis of Deerfield & Company LLC’s business and operations.*

99.5	Audited consolidated balance sheets of Deerfield Capital Corp. and its subsidiaries at December 31, 2006 and 2005 and audited consolidated statements of operations, stockholders’ equity and cash flows of Deerfield Capital Corp. and its subsidiaries for the years ended December 31, 2006 and 2005 and for the period from December 23, 2004 (Commencement) to December 31, 2004, and the related notes, report of the independent registered public accounting firm and Management’s Discussion and Analysis of Financial Condition and Results of Operations related thereto.(1)

99.6	Unaudited condensed consolidated balance sheet of Deerfield Capital Corp. and its subsidiaries at September 30, 2007, unaudited condensed consolidated statements of operations of Deerfield Capital Corp. and its subsidiaries for the three months and nine months ended September 30, 2007 and 2006, unaudited condensed consolidated statements of stockholders’ equity of Deerfield Capital Corp. and its subsidiaries for the nine months ended September 30, 2007, unaudited condensed consolidated statements of cash flows of Deerfield Capital Corp. and its subsidiaries for the nine months ended September 30, 2007 and 2006 and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations related thereto.(2)

99.7	Press release dated January 16, 2008 issued by the Company.*

*	Filed herewith

(1)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the SEC on March 14, 2007, as amended.

(2)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, filed with the SEC on November 7, 2007.
IMPORTANT INFORMATION
Certain statements in this report and the information incorporated by reference into this report are forward-looking as defined by the Private Securities Litigation Reform Act of 1995. These include statements as to such things as future capital expenditures, growth, business strategy and the benefits of the Merger, including future financial and operating results, cost savings, enhanced revenues and the accretion/dilution to reported earnings that may be realized from the Merger as well as other statements of expectations regarding the effect of the Merger and any other statements regarding future results or expectations. Forward-looking statements can be identified by forward looking language, including words such as “believes,” “anticipates,” “expects,” “estimates,” “intends,” “may,” “plans,” “projects,” “will” and similar expressions, or the negative of these words. Such forward-looking statements are based on facts and conditions as they exist at the time such statements are made. Forward-looking statements are also based on predictions as to future facts and conditions the accurate prediction of which may be difficult and involve the assessment of events beyond DFR’s control. The forward-looking statements are further based on various operating assumptions. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, including the risks described under “Risk Factors” set forth in this Form 8-K/A, actual results may differ materially from expectations or projections. DFR does not undertake any obligation to update any forward-looking statement, whether written or oral, relating to matters discussed in this report, except as may be required by applicable securities laws. Readers of this report are cautioned to consider these risks and uncertainties and not to place undue reliance on any forward-looking statements.
Additional Information About the Conversion of Preferred Stock and Where to Find It
In connection with the special stockholder meeting to vote on the conversion of the DFR series A cumulative convertible preferred stock into shares of DFR common stock, DFR will file a proxy statement with the SEC. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT FILED WITH THE SEC CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED CONVERSION. The definitive proxy statement will be mailed to DFR’s stockholders. In addition, stockholders will be able to obtain the proxy statement and all other relevant documents filed by DFR with the SEC free of charge at the SEC’s web site, www.sec.gov, or from Deerfield Capital Corp., Attn: Investor Relations, One O’Hare Center, 9th Floor, 6250 North River Road. Rosemont, Illinois 60018, 773-380-1600.
Participants in the Solicitation
DFR’s directors, executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of the company in favor of the conversion of DFR series A cumulative convertible preferred stock into shares of DFR common stock. INFORMATION ABOUT DFR AND ITS DIRECTORS AND EXECUTIVE OFFICERS, AND THEIR OWNERSHIP OF THE COMPANY’S SECURITIES AND INTERESTS IN THE CONVERSION, WILL BE SET FORTH IN THE AFOREMENTIONED PROXY STATEMENT. Additional information regarding the interests of those persons may be obtained by reading the proxy statement when it becomes available.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERFIELD CAPITAL CORP.
By:	/s/ Frederick L. White
Frederick L. White
Senior Vice President, General Counsel and Secretary

Dated: January 16, 2008

Exhibit Index
99.1	Unaudited condensed consolidated balance sheets of Deerfield & Company LLC and its subsidiaries at September 30, 2007 and December 31, 2006, unaudited condensed consolidated statements of operations for Deerfield & Company LLC and its subsidiaries for the three months and nine months ended September 30, 2007 and 2006 and unaudited condensed consolidated statements of cash flows for Deerfield & Company LLC and its subsidiaries for the nine months ended September 30, 2007 and 2006, and the related notes thereto.*

99.2	Audited consolidated balance sheets of Deerfield & Company LLC and its subsidiaries at December 31, 2006 and 2005 and audited consolidated statements of operations, members’ equity and cash flows for Deerfield & Company LLC and its subsidiaries for the years ended December 31, 2006, 2005 and 2004, and the related notes and independent auditor’s report related thereto.*

99.3	Unaudited pro forma condensed combined balance sheet of Deerfield Capital Corp. at September 30, 2007, giving effect to the acquisition of Deerfield & Company LLC as if it had occurred on such date, and unaudited pro forma condensed combined statement of operations of Deerfield Capital Corp. for the nine months ended September 30, 2007, and for the year ended December 31, 2006, giving effect to the transaction if it had occurred on January 1, 2006, and the related notes thereto.*

99.4	Analysis of Deerfield & Company LLC’s business and operations.*

99.5	Audited consolidated balance sheets of Deerfield Capital Corp. and its subsidiaries at December 31, 2006 and 2005 and audited consolidated statements of operations, stockholders’ equity and cash flows of Deerfield Capital Corp. and its subsidiaries for the years ended December 31, 2006 and 2005 and for the period from December 23, 2004 (Commencement) to December 31, 2004, and the related notes, report of the independent registered public accounting firm and Management’s Discussion and Analysis of Financial Condition and Results of Operations related thereto.(1)

99.6	Unaudited condensed consolidated balance sheet of Deerfield Capital Corp. and its subsidiaries at September 30, 2007, unaudited condensed consolidated statements of operations of Deerfield Capital Corp. and its subsidiaries for the three months and nine months ended September 30, 2007 and 2006, unaudited condensed consolidated statements of stockholders’ equity of Deerfield Capital Corp. and its subsidiaries for the nine months ended September 30, 2007, unaudited condensed consolidated statements of cash flows of Deerfield Capital Corp. and its subsidiaries for the nine months ended September 30, 2007 and 2006 and the related notes and Management’s Discussion and Analysis of Financial Condition and Results of Operations related thereto.(2)

99.7	Press release dated January 16, 2008 issued by the Company.*

*	Filed herewith

(1)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed with the SEC on March 14, 2007, as amended.

(2)	Incorporated by reference from the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007, filed with the SEC on November 7, 2007.